QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For Immediate Release

UnitedGlobalCom Announces Rights Offering Substantially
Oversubscribed and Will Receive Over $1.0 billion

        Denver, Colorado—February 13, 2004:    UnitedGlobalCom, Inc. ("UGC" or the "Company") (Nasdaq: UCOMA), announced today the preliminary results of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, February 12, 2004. UGC will receive gross proceeds of approximately $1.0 billion from the offering, which was fully-subscribed.

        The subscription agent for the Class A rights offering has informed UGC that Class A rightsholders have subscribed for approximately 63.7 million shares of UGC Class A common stock pursuant to the basic subscription privilege and approximately 66.8 million shares of UGC Class A common stock pursuant to the oversubscription privilege. Due to the substantial oversubscription, UGC will issue 100% of the approximately 83.0 million shares of the UGC Class A common stock offered in the rights offering. Class B and Class C rightsholders have subscribed for approximately 2.3 million shares of UGC Class B common stock and approximately 84.9 million shares of UGC Class C common stock, which represents 100% of the UGC Class B and Class C common stock offered in the rights offering.

        Shares of UGC Class A common stock requested pursuant to the oversubscription privilege will be allocated among the approximately 19.3 million shares of UGC Class A common stock available to satisfy oversubscription requests in accordance with the proration procedures described in the prospectus for the rights offering. The final allocation will be publicly announced shortly after it is determined.

About UnitedGlobalCom:

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in numerous countries. Based on the Company's operating statistics at September 30, 2003, UGC's networks reached approximately 12.6 million homes passed and 9 million RGUs, including approximately 7.4 million video subscribers, 717,900 voice subscribers, and 868,000 high speed Internet access subscribers.

        Forward Looking Statements: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UGC's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        For further information contact:

  Investor Relations

  Richard S. L. Abbott—VP, Finance
  Phone: (303) 220-6682
  Email: rabbott@unitedglobal.com

        Please visit our website at www.unitedglobal.com for further information about the Company.

QuickLinks

UnitedGlobalCom Announces Rights Offering Substantially Oversubscribed and Will Receive Over $1.0 billion